Exhibit 99.1
March 18, 2009
Mr. Art Rodney
Chairman of the Board
Ambassadors International
Dear Art,
Please be advised that I, Fife Symington, hereby resign effective as of 10:00 AM, Wednesday, March 18th, 2009 from any and all board positions of Ambassadors International, a Delaware corporation, including but not limited to as a member of the Board of Directors and all committees thereof.

Sincerely
/s/ J. FIFE SYMINGTON, IV
J. Fife Symington, IV

JFS/yjm